EXHIBIT 11


                           STATEMENT RE COMPUTATION OF
                               PER SHARE EARNINGS

                                 MEDTRONIC, INC.
                                   (Unaudited)
                                 (in thousands)

                                      Three months ended      Six months ended
                                      ------------------     -----------------
                                       Nov. 1,  Oct. 27,     Nov. 1,   Oct.27,
                                        1996      1995         1996      1995
                                      -------   --------     -------   -------

           PRIMARY
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Shares outstanding:
 Weighted average outstanding         239,742   236,682      239,590   236,066
 Share equivalents (1)(2)               4,576     4,792        4,426     4,474
                                      -------   -------      -------   -------
    Adjusted shares outstanding (2)   244,318   241,474      244,016   240,540
                                      =======   =======      =======   =======


        FULLY DILUTED
----------------------------------
Shares outstanding:
  Weighted average outstanding        239,742   236,682      239,590   236,066
  Share equivalents (1)(2)              4,915     5,380        4,915     5,380
                                      -------   -------      -------   -------
    Adjusted shares outstanding (2)   244,657   242,062      244,505   241,446
                                      =======   =======      =======   =======

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(1)    Share equivalents consist primarily of nonqualified stock options.

(2) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.